UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On June 13, 2013, Griffin Capital Essential Asset Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”) and seven of the Operating Partnership’s wholly-owned special purpose entities that own the properties noted below, entered into that certain Second Amended and Restated Credit Agreement (the “Second Restated KeyBank Credit Agreement”) with KeyBank, National Association (“KeyBank”), as administrative agent, Bank of America, N.A. (“Bank of America”), as syndication agent, and certain other participating lenders (collectively, the “Lenders”), pursuant to which the Lenders provided the Operating Partnership with available financing commitments of $190 million (the “Committed Amount”). The Second Restated KeyBank Credit Agreement is described in further detail in Item 2.03.

On June 13, 2013, certain of the Operating Partnership’s wholly-owned special purpose entities (collectively, the “Borrower”), entered into that certain First Amendment (the “First Amendment”) to the Bridge Credit Agreement (the “Bridge Credit Agreement”) and Omnibus Amendment to the Loan Documents with KeyBank as agent on behalf of various lenders. The First Amendment is described in further detail in Item 2.03.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

Second Amended and Restated Credit Facility

As described in Item 1.01 above, on June 13, 2013, the Operating Partnership and seven property-owning special purpose entities wholly owned by the Operating Partnership entered into the Second Restated KeyBank Credit Agreement. At closing, approximately $106.3 million of the Committed Amount under the Second Restated KeyBank Credit Agreement was utilized, which is secured by the properties the Registrant refers to as the Will Partners, Northrop Grumman, Comcast, Boeing, Schlumberger, United Technologies and Avnet properties, leaving an available balance of approximately $83.7 million pursuant to the terms of the Second Restated KeyBank Credit Agreement.

Affiliates of each of KeyBank and Bank of America serve as joint bookrunners and joint lead arrangers under the Second Restated KeyBank Credit Agreement, which has a term of three years, maturing on June 13, 2016, with two one-year borrower options to extend, subject to the payment of an extension fee of 0.20% of the amount then committed. The terms of the Second Restated KeyBank Credit Agreement require monthly interest-only payments.

Under the terms of the Second Restated KeyBank Credit Agreement, the Operating Partnership has the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Second Restated KeyBank Credit Agreement) to which the administrative agent is subject, with respect to this rate, for Eurocurrency funding, plus 1.75%, assuming a leverage ratio of less than 50%, 2.00% assuming a leverage ratio of 50% to 55%, 2.25% assuming a leverage ratio greater than 55% to 60%, and 2.50% assuming a leverage ratio greater than 60% (“LIBOR-based”), or (b) an alternate base rate, which is the greater of the (i) Prime Rate, or (ii) Federal Funds Rate plus 0.50%.

For the initial balance under the Second Restated KeyBank Credit Agreement, the Operating Partnership elected to have the LIBOR-based rate apply to such amount, which equated to an initial interest rate of approximately 2.44%. The Operating Partnership may change this election from time to time, as provided by the Second Restated KeyBank Credit Agreement. Pursuant to the Second Restated KeyBank Credit Agreement, the Operating Partnership is subject to certain loan compliance covenants.

The Second Restated KeyBank Credit Agreement is secured by cross-collateralized first mortgage liens or first lien deeds of trust on all properties acquired using borrowings thereunder. The Operating Partnership may prepay any amount under the Second Restated KeyBank Credit Agreement, in $100,000 increments with a minimum prepayment of $500,000, at any time without penalty. Pursuant to that certain Second Amended and Restated Guaranty dated June 13, 2013 (the “Second Amended Guaranty”) in favor of the Lenders, the Registrant serves as a guarantor of the full balance due under the Second Restated KeyBank Credit Agreement.

In addition to the fees previously paid in connection with the original and the amended KeyBank credit facility, the Operating Partnership paid commitment fees of 0.40% of KeyBank’s $40 million initial commitment and 0.40% of Bank of America’s $40 million initial commitment, as well as 0.30% to 0.40% to commitments provided by the other lenders. The Operating Partnership also paid an arrangement fee of 0.30% of the Committed Amount which was equally split between KeyBank and Bank of America, and such arrangement fee will be payable to KeyBank and Bank of America in connection with any additional commitments under the Second Restated KeyBank Credit Agreement. The Operating Partnership will also pay, on a quarterly basis, an annual facility fee of 0.30% of the average daily balance of unused commitments of any Lender if the average daily unused amount of the commitments is less than 50%, or 0.20% of the average daily balance of unused commitments of any Lender if the daily unused amount of the commitments is more than 50%. In addition, the Operating Partnership will pay an annual administrative fee of $35,000 that is payable quarterly and will reimburse the Lenders for certain lender and other closing expenses.

During the first two years under the term of the Second Restated KeyBank Credit Agreement, the Operating Partnership may request an increase in the total commitments up to $400 million, upon which request, the administrative agent shall use its best efforts to obtain increased or additional commitments to fulfill such request. Availability under the Second Restated KeyBank Credit Agreement is limited to the lesser of certain loan-to-value and debt service coverage ratio calculations set forth in the Second Restated KeyBank Credit Agreement. The Second Restated KeyBank Credit Agreement and related loan documents contain a number of customary representations, warranties, covenants and indemnities, including, but not limited to (as defined therein), a maximum total leverage ratio (65%) and a minimum interest coverage ratio (2.0 to 1), a minimum fixed charge ratio (1.75 to 1) and minimum tangible net worth of at least $157,650,464 plus 80% of the net proceeds of any equity issuance after the effective date and 100% of the equity in any properties contributed to the Registrant after the effective date, the violation of which would constitute an event of default.

This description of the Second Restated KeyBank Credit Agreement is qualified in its entirety by the Second Amended and Restated KeyBank Credit Agreement and the Second Amended and Restated Guaranty, which are attached as Exhibits 10.1 and 10.2 hereto, respectively.

First Amendment to Bridge Facility

As described in Item 1.01 above, on June 13, 2013, certain of the Operating Partnership’s wholly owned special purpose entities entered into the First Amendment to the Bridge Credit Agreement, pursuant to which the available commitments under the Bridge Credit Agreement were increased from $25 million to $35 million. In addition, the First Amendment provides that the Borrower may request that the commitments be increased to a maximum of $50 million, in $5 million increments. The First Amendment also provides that any prepayments will be applied in the order in which the revolving loans were made, beginning with the oldest revolving loan first. The other material terms of the Bridge Credit Agreement were otherwise unchanged, which terms are summarized in the Registrant’s Current Report on

Form 8-K dated December 20, 2012. The Bridge Credit Agreement, as amended, currently has an available balance of approximately $31.5 million.

The description of the First Amendment contained in this report is qualified in its entirety by the full agreement, which is attached hereto as Exhibit 10.3.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Second Amended and Restated Credit Agreement dated June 13, 2013

10.2	Second Amended and Restated Guaranty dated June 13, 2013

10.3	First Amendment to Bridge Credit Agreement and Omnibus Amendment to Loan Documents dated June 13, 2013

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: June 18, 2013	By:	Joseph E. Miller
Joseph E. Miller
Chief Financial Officer